PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Marvin & Palmer Associates, Inc. (“Marvin & Palmer”) intending to be legally bound, hereby agree with each other as follows:

1. The Company hereby offers Marvin & Palmer and Marvin & Palmer hereby purchases one share of Class ZZZ Common Stock (par value $.001 per share) (such share hereinafter known as a “Share”) at price per Share of $10.00.

2. The Company hereby acknowledges receipt from Marvin & Palmer of funds in the amount of $10.00 in full payment for the Share.

3. Marvin & Palmer represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

4. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 5th day of March, 2007.

THE RBB FUND, INC.

By:
Name:	Edward J. Roach
Title:	President & Treasurer

MARVIN & PALMER ASSOCIATES, INC.

By:
Name:	Gilbert Hahn
Title:	General Counsel, Principal